Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Inpixon and Subsidiaries on Form S-3 [File No. 333- 256827]; Forms S-1 [File No. 333-233763]; Forms S-8 [File No. 333-261282]; [File No. 333-256831]; [File No. 333-237659]; [File No. 333-234458]; [File No. 333-230965]; [File No. 333-229374]; [File No. 333-224506]; [File No. 333-216295] and [File No. 333-195655] of our report, dated March 16, 2022, with respect to our audits of the consolidated financial statements of Inpixon and Subsidiaries as of December 31, 2021 and 2020 and for the two years ended December 31, 2021, which report is included in this Annual Report on Form 10-K of Inpixon for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp
New York, NY
March 16, 2022